                                                                     EXHIBIT 4.3

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                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 18, 1996

                                      AMONG


                          AIR-CURE TECHNOLOGIES, INC.,


            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                    AS AGENT,

                       THE FIRST NATIONAL BANK OF BOSTON,

                                  AS CO-AGENT,

                                      AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                   ARRANGED BY

                               BA SECURITIES, INC.






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
                               TABLE OF CONTENTS


         Section                                                            Page
ARTICLE I

                                   DEFINITIONS  . . . . . . . . . . . . . .    1
         1.1  Certain Defined Terms . . . . . . . . . . . . . . . . . . . .    1
         1.2  Other Interpretive Provisions . . . . . . . . . . . . . . . .   23
         1.3  Accounting Principles . . . . . . . . . . . . . . . . . . . .   24

ARTICLE II

                                   THE CREDITS  . . . . . . . . . . . . . .   24
         2.1  Amounts and Terms of Commitments  . . . . . . . . . . . . . .   24
                 (a) The Revolving Credit . . . . . . . . . . . . . . . . .   24
                 (b)  The Term Credit . . . . . . . . . . . . . . . . . . .   24
         2.2  Loan Accounts . . . . . . . . . . . . . . . . . . . . . . . .   25
         2.3  Procedure for Borrowing . . . . . . . . . . . . . . . . . . .   25
         2.4  Conversion and Continuation Elections . . . . . . . . . . . .   26
         2.5  Voluntary Termination or Reduction of Commitments . . . . . .   27
         2.6  Optional Prepayments  . . . . . . . . . . . . . . . . . . . .   27
         2.7  Mandatory Prepayments.  . . . . . . . . . . . . . . . . . . .   28
                 (a)  Borrowing Base Deficiency . . . . . . . . . . . . . .   28
                 (b)  Sale of Assets  . . . . . . . . . . . . . . . . . . .   28
                 (c)  Debt Offering . . . . . . . . . . . . . . . . . . . .   28
                 (d)  Equity Offering . . . . . . . . . . . . . . . . . . .   28
                 (e)  Excess Cash Flow  . . . . . . . . . . . . . . . . . .   28
         2.8  Repayment . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 (a)  The Revolving Credit  . . . . . . . . . . . . . . . .   29
                 (b)  The Term Credit . . . . . . . . . . . . . . . . . . .   29
         2.9  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         2.10 Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 (a)  Agency Fees . . . . . . . . . . . . . . . . . . . . .   30
                 (b)  Commitment Fees . . . . . . . . . . . . . . . . . . .   30
         2.11 Computation of Fees and Interest  . . . . . . . . . . . . . .   30
         2.12 Payments by the Company   . . . . . . . . . . . . . . . . . .   31
         2.13 Payments by the Lenders to the Agent  . . . . . . . . . . . .   31
         2.14 Sharing of Payments, Etc.   . . . . . . . . . . . . . . . . .   32

ARTICLE III

                                   THE LETTERS OF CREDIT  . . . . . . . . .   33

         Section                                                            Page
         3.1  The Letter of Credit Subfacility. . . . . . . . . . . . . . .   33
         3.2  Issuance, Amendment and Renewal of Letters of Credit  . . . .   34
         3.3  Risk Participations, Drawings and Reimbursements  . . . . . .   36
         3.4  Repayment of Participations . . . . . . . . . . . . . . . . .   37
         3.5  Role of the Issuing Lender  . . . . . . . . . . . . . . . . .   38
         3.6  Obligations Absolute  . . . . . . . . . . . . . . . . . . . .   39
         3.7  Cash Collateral Pledge  . . . . . . . . . . . . . . . . . . .   40
         3.8  Letter of Credit Fees . . . . . . . . . . . . . . . . . . . .   40
         3.9  Uniform Customs and Practice  . . . . . . . . . . . . . . . .   40

ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY   . . . . . . .   40
         4.1  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         4.2  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . .   41
         4.3  Increased Costs and Reduction of Return . . . . . . . . . . .   42
         4.4  Funding Losses  . . . . . . . . . . . . . . . . . . . . . . .   43
         4.5  Inability to Determine Rates  . . . . . . . . . . . . . . . .   44
         4.6  Certificates of Lenders . . . . . . . . . . . . . . . . . . .   44
         4.7  Substitution of Lenders . . . . . . . . . . . . . . . . . . .   44
         4.8  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE V

                              CONDITIONS PRECEDENT  . . . . . . . . . . . .   44
         5.1  Conditions of Initial Credit Extensions . . . . . . . . . . .   44
                 (a)      Credit Agreement and Notes  . . . . . . . . . . .   45
                 (b)      Resolutions; Incumbency . . . . . . . . . . . . .   45
                 (c)      Certificate . . . . . . . . . . . . . . . . . . .   45
                 (d)      Legal Opinions  . . . . . . . . . . . . . . . . .   45
                 (e)      Payment of Fees . . . . . . . . . . . . . . . . .   46
                 (f)      Guaranty  . . . . . . . . . . . . . . . . . . . .   46
                 (g)      Security Agreement, etc.  . . . . . . . . . . . .   46
                 (h)        . . . . . . . . . . . . . . . . . . . . . . . .   46
                 (k)      Other Documents . . . . . . . . . . . . . . . . .   47
         5.2  Conditions to All Credit Extensions . . . . . . . . . . . . .   47
                 (a)      Notice, Application . . . . . . . . . . . . . . .   47
                 (b)      Continuation of Representations and Warranties  .   47
                 (c)      No Existing Default . . . . . . . . . . . . . . .   47

ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES   . . . . . . . . .   47
         6.1  Corporate Existence and Power . . . . . . . . . . . . . . . .   47

         Section                                                            Page
         6.2  Corporate Authorization; No Contravention . . . . . . . . . .   48
         6.3  Governmental Authorization  . . . . . . . . . . . . . . . . .   48
         6.4  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . .   48
         6.5  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   48
         6.6  No Default  . . . . . . . . . . . . . . . . . . . . . . . . .   49
         6.7  ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . .   49
         6.8  Use of Proceeds; Margin Regulations . . . . . . . . . . . . .   50
         6.9  Title to Properties . . . . . . . . . . . . . . . . . . . . .   50
         6.10 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         6.11 Financial Condition . . . . . . . . . . . . . . . . . . . . .   50
         6.12 Environmental Compliance  . . . . . . . . . . . . . . . . . .   50
                (a)      No Violations  . . . . . . . . . . . . . . . . . .   50
                (b)      Notices  . . . . . . . . . . . . . . . . . . . . .   51
                (c)      Handling of Hazardous Substances   . . . . . . . .   51
                (d)      Clean-Ups  . . . . . . . . . . . . . . . . . . . .   52
                (e)      Investigations . . . . . . . . . . . . . . . . . .   52
         6.13 Regulated Entities  . . . . . . . . . . . . . . . . . . . . .   52
         6.14 No Burdensome Restrictions  . . . . . . . . . . . . . . . . .   52
         6.15 Copyrights, Patents, Trademarks and Licenses, etc . . . . . .   52
         6.16 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.17 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.18 Solvency, etc . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.19 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.22 Full Disclosure . . . . . . . . . . . . . . . . . . . . . . .   54

ARTICLE VII

                              AFFIRMATIVE COVENANTS . . . . . . . . . . . .   54
         7.1  Financial Statements  . . . . . . . . . . . . . . . . . . . .   54
         7.2  Certificates; Other Information . . . . . . . . . . . . . . .   55
         7.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         7.4  Preservation of Corporate Existence, Etc  . . . . . . . . . .   58
         7.5  Maintenance of Property . . . . . . . . . . . . . . . . . . .   58
         7.6  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         7.7  Payment of Obligations  . . . . . . . . . . . . . . . . . . .   58
         7.8  Compliance with Laws  . . . . . . . . . . . . . . . . . . . .   59
         7.9  Compliance with ERISA . . . . . . . . . . . . . . . . . . . .   59
         7.10 Inspection of Property and Books and Records  . . . . . . . .   59
         7.11 Environmental Matters   . . . . . . . . . . . . . . . . . . .   59
         7.12 Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .   60
         7.14 Further Assurances  . . . . . . . . . . . . . . . . . . . . .   60

         Section                                                            Page
         7.15  Interest Rate Protection . . . . . . . . . . . . . . . . . .   60
         7.16  Real Estate Documentation. . . . . . . . . . . . . . . . . .   60

ARTICLE VIII

                               NEGATIVE COVENANTS   . . . . . . . . . . . .   61
         8.1  Limitation on Liens . . . . . . . . . . . . . . . . . . . . .   61
         8.2  Disposition of Assets . . . . . . . . . . . . . . . . . . . .   62
         8.3  Consolidations and Mergers  . . . . . . . . . . . . . . . . .   63
         8.4  Loans and Investments . . . . . . . . . . . . . . . . . . . .   63
         8.5  Limitation on Indebtedness  . . . . . . . . . . . . . . . . .   64
         8.6  Transactions with Affiliates  . . . . . . . . . . . . . . . .   64
         8.7  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   64
         8.8  Contingent Obligations  . . . . . . . . . . . . . . . . . . .   64
         8.9  Sale-Leaseback Arrangements.    . . . . . . . . . . . . . . .   65
         8.10 Lease Obligations   . . . . . . . . . . . . . . . . . . . . .   65
         8.11 Minimum Interest Coverage Ratio   . . . . . . . . . . . . . .   65
         8.12 Maximum Indebtedness to Capitalization Ratio  . . . . . . . .   66
         8.13 Minimum Net Worth   . . . . . . . . . . . . . . . . . . . . .   66
         8.14 Underbillings Ratio   . . . . . . . . . . . . . . . . . . . .   66
         8.15 Minimum Consolidated Net Income   . . . . . . . . . . . . . .   66
         8.16 Current Ratio   . . . . . . . . . . . . . . . . . . . . . . .   66
         8.17 Maximum Total Indebtedness to EBITDA  . . . . . . . . . . . .   66
         8.18 Restricted Payments   . . . . . . . . . . . . . . . . . . . .   67
         8.19 ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         8.20 Change in Business  . . . . . . . . . . . . . . . . . . . . .   67
         8.21 Accounting Changes  . . . . . . . . . . . . . . . . . . . . .   67
         8.22 Foreign Subsidiaries  . . . . . . . . . . . . . . . . . . . .   67
         8.23 Negative Pledges  . . . . . . . . . . . . . . . . . . . . . .   68
         8.24 Capital Expenditures  . . . . . . . . . . . . . . . . . . . .   68

ARTICLE IX

                               EVENTS OF DEFAULT  . . . . . . . . . . . . .   68
         9.1  Event of Default  . . . . . . . . . . . . . . . . . . . . . .   68
                 (a)      Non-Payment . . . . . . . . . . . . . . . . . . .   68
                 (b)      Representation or Warranty  . . . . . . . . . . .   68
                 (c)      Specific Defaults . . . . . . . . . . . . . . . .   68
                 (d)      Other Defaults  . . . . . . . . . . . . . . . . .   68
                 (e)      Cross-Default . . . . . . . . . . . . . . . . . .   68
                 (f)      Insolvency; Voluntary Proceedings . . . . . . . .   69

         Section                                                            Page
                 (g)      Involuntary Proceedings . . . . . . . . . . . . .   69
                 (h)      ERISA . . . . . . . . . . . . . . . . . . . . . .   69
                 (i)      Monetary Judgments  . . . . . . . . . . . . . . .   69
                 (j)      Non-Monetary Judgments  . . . . . . . . . . . . .   70
                 (k)      Guarantor Defaults  . . . . . . . . . . . . . . .   70
                 (l)      Security Agreement, etc.  . . . . . . . . . . . .   70
                 (m)      Pledge Agreements . . . . . . . . . . . . . . . .   70
                 (n)      Material Environmental Events . . . . . . . . . .   70
                 (o)      Change of Control   . . . . . . . . . . . . . . .   70
         9.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .   70
         9.3  Rights Not Exclusive  . . . . . . . . . . . . . . . . . . . .   71

ARTICLE X

                                    THE AGENT . . . . . . . . . . . . . . .   71
         10.1  Appointment and Authorization  . . . . . . . . . . . . . . .   71
         10.2  Delegation of Duties . . . . . . . . . . . . . . . . . . . .   72
         10.3  Liability of Agent . . . . . . . . . . . . . . . . . . . . .   72
         10.4  Reliance by Agent  . . . . . . . . . . . . . . . . . . . . .   72
         10.5  Notice of Default  . . . . . . . . . . . . . . . . . . . . .   73
         10.6  Credit Decision  . . . . . . . . . . . . . . . . . . . . . .   73
         10.7  Indemnification of Agent . . . . . . . . . . . . . . . . . .   74
         10.8  Agent in Individual Capacity . . . . . . . . . . . . . . . .   74
         10.9  Successor Agent  . . . . . . . . . . . . . . . . . . . . . .   74
         10.10 Withholding Tax  . . . . . . . . . . . . . . . . . . . . . .   75
         10.11 Collateral Matters . . . . . . . . . . . . . . . . . . . . .   76
         10.12 Co-Agent . . . . . . . . . . . . . . . . . . . . . . . . . .   77
         11.1  Amendments and Waivers . . . . . . . . . . . . . . . . . . .   77
         11.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .   78
         11.3  No Waiver; Cumulative Remedies . . . . . . . . . . . . . . .   79
         11.4  Costs and Expenses . . . . . . . . . . . . . . . . . . . . .   79
         11.5  Company Indemnification  . . . . . . . . . . . . . . . . . .   79
         11.6  Payments Set Aside . . . . . . . . . . . . . . . . . . . . .   80
         11.7  Successors and Assigns . . . . . . . . . . . . . . . . . . .   80
         11.8  Assignments, Participations, etc.  . . . . . . . . . . . . .   80
         11.9  Confidentiality  . . . . . . . . . . . . . . . . . . . . . .   81
         11.10 Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . .   82
         11.11 Automatic Debits of Fees   . . . . . . . . . . . . . . . . .   82
         11.12 Notification of Addresses, Lending Offices, Etc.   . . . . .   82
         11.13 Counterparts   . . . . . . . . . . . . . . . . . . . . . . .   83
         11.14 Severability   . . . . . . . . . . . . . . . . . . . . . . .   83

         Section                                                            Page
         11.15  No Third Parties Benefited  . . . . . . . . . . . . . . . .   83
         11.16  Governing Law and Jurisdiction  . . . . . . . . . . . . . .   83
         11.17  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . .   83
         11.18  Consent to Release of Subsidiaries  . . . . . . . . . . . .   84
         11.19  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   84

   SCHEDULES

   Schedule 1.1A    Commitments and Pro Rata Shares
   Schedule 1.1B    Pricing Schedule

   Schedule 6.11    Financial Condition
   Schedule 6.16    Subsidiaries and Minority Interests
   Schedule 6.17    Insurance Matters
   Schedule 6.21    Real Property
   Schedule 8.1     Permitted Liens
   Schedule 8.5     Permitted Indebtedness
   Schedule 8.8     Contingent Obligations
   Schedule 11.2    Lending Offices; Addresses for Notices


         EXHIBITS

   Exhibit A        Form of Notice of Borrowing
   Exhibit B        Form of Notice of Conversion/Continuation
   Exhibit C        Form of Compliance Certificate
   Exhibit D-1      Form of Opinion of Counsel to the Company and the
                    Guarantors
   Exhibit D-2      Form of Opinion of Illinois Counsel to the Company and the
                    Guarantors
   Exhibit D-3      Form of Opinion of Louisiana Counsel to the Company and the
                    Guarantors
   Exhibit E        Copy of Guaranty
   Exhibit F        Copy of Security Agreement
   Exhibit G-1      Copy of Company Pledge Agreement
   Exhibit G-2      Form of Subsidiary Pledge Agreement
   Exhibit H        Form of Assignment and Acceptance
   Exhibit I        Form of Promissory Note
   Exhibit J        Form of Borrowing Base Certificate
   Exhibit K        Form of Reaffirmation of Loan Documents

                     AMENDED AND RESTATED CREDIT AGREEMENT


         This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 18, 1996, among AIR-CURE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively the "Lenders"; individually each a "Lender"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Lenders, and THE FIRST NATIONAL BANK OF BOSTON, as Co-Agent.

         WHEREAS, the Company, certain of the Lenders and Bank of America National Trust and Savings Association, as agent, entered into a Credit Agreement dated as of October 18, 1995, as amended (the "Original Credit Agreement");

         WHEREAS, the Lenders have agreed to rearrange, restructure, extend and increase the credit facilities available under the Original Credit Agreement by making available to the Company a term loan and revolving credit facility with letter of credit subfacility upon the terms and conditions set forth in this Agreement; and

         WHEREAS, to give effect to the foregoing the Company, the Lenders and the Agent desire to enter into this Agreement to amend and restate the Original Credit Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby amend and restate the Original Credit Agreement in its entirety as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                 Account Debtor means any Person who is obligated to the Company or any Subsidiary under, with respect to, or on account of an Account Receivable.

                 Accounts Receivable means, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

                 Acquisition means any transaction or series of related transactions for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary is the surviving entity.

                       Affected Lender - see Section 4.7.

                 Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise. Without limiting the foregoing, any Person which is an officer, director or 10% or greater shareholder of the Company, or a member of the immediate family of any such officer, director or 10% or greater shareholder, shall be deemed to be an Affiliate of the Company.

                 Agent means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 10.9.

                 Agent-Related Persons means BofA and any successor agent arising under Section 10.9, together with their respective Affiliates (including, in the case of BofA, BAI), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                 Agent's Payment Office means the address for payments set forth on Schedule 11.2 in relation to the Agent, or such other address as the Agent may from time to time specify.

                 Agreement means this Amended and Restated Credit Agreement.

                 Applicable Margin means, with respect to Base Rate Loans and Offshore Rate Loans, the percentages determined in accordance with the Pricing Schedule attached hereto as Schedule 1.1B.

                 Arranger means BA Securities, Inc.

                 Assignment and Acceptance - see Section 11.8(a).

                 Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

                 BAI means Bank of America Illinois, an Illinois banking corporation.

                 Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

                 Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change, or on a daily basis in the case of (a) above.

                 Base Rate Loan means a Loan that bears interest based on the Base Rate.

                 Beneficial Owner shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof.

                 BofA means Bank of America National Trust and Savings Association, a national banking association.

                 Borrowing means a borrowing hereunder consisting of Revolving Loans or Term Loans of the same Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

                 Borrowing Base means the sum of (a) 85% of Eligible Accounts Receivable of the Company and its Subsidiaries, plus (b) 50% of Eligible Inventory of the Company and its Subsidiaries, plus (c) 25% of Eligible WIP of the Company and its Subsidiaries, plus (d) 25% of Eligible Underbillings.

                 Borrowing Date means any date on which a Borrowing occurs under Section 2.3.

                 Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to an Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                 Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

                 Cash Collateralize means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Lender and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at BofA or an Affiliate thereof.

                 CERCLA - see subsection 6.12(a).

                 Change of Control means that (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act), other than any Person who owns on the date of this Agreement more than 10% of the outstanding common stock of the Company or any spouse or descendant thereof (or any trust solely for the benefit of one or more of the foregoing) or any Affiliate of any of the foregoing, shall become the Beneficial Owner of 20% or more of the Voting Stock of the Company or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members.

                 Closing Date means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Lenders (or, in the case of subsection 5.1(e), waived by the Person entitled to receive such payment).

                 Co-Agent means The First National Bank of Boston in its capacity as co-agent for the Lenders hereunder.

                 Code means the Internal Revenue Code of 1986.

                 Commitment means, as to each Lender, the amount set forth opposite such Lender's name on Schedule 1.1A, as adjusted from time to time in accordance with the terms of this Agreement.

                 Company - see the introductory clause hereto.

                 Company Pledge Agreement means the Pledge Agreement between the Company and the Agent, a copy of which is attached hereto as Exhibit G-1.

                 Compliance Certificate means a certificate substantially in the form of Exhibit C.

                 Computation Period means each period of four consecutive fiscal quarters of the Company ending on the last day of a fiscal quarter.

                 Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding (i) any extraordinary or non-recurring gains during such period and (ii) to the extent applicable, the $4,200,000 restructuring charge taken by the Company in the first quarter of 1996. Prior to the first anniversary of the consummation of the Ohmstede Acquisition, the financial results of Ohmstede, Inc. for the relevant period will be included for purposes of calculating Consolidated Net Income (without any adjustment for cost savings or other synergies).

                 Contingent Obligation means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, (ii) to advance or provide funds for the payment or discharge of any primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

                 Continuing Member means a member of the Board of Directors of the Company who either (a) was a member of the Company's Board of Directors on the Closing Date and has been such continuously thereafter or (b) became a member of such Board of Directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

                 Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                 Conversion/Continuation Date means any date on which, under
         Section 2.4, the Company (a) converts Loans of one Type to the other Type or (b) continues as Offshore Rate Loans, but with a new Interest Period, Offshore Rate Loans having Interest Periods expiring on such date.

                 Current Ratio means, at any time, (a) the consolidated current assets of the Company and its Subsidiaries divided by (b) the consolidated current liabilities (excluding current maturities of long-term Indebtedness) of the Company and its Subsidiaries.

                 Credit Extension means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

                 Dollars and $ mean lawful money of the United States.

                 EBITDA means, for any Computation Period, Consolidated Net Income before deducting Interest Expense, income tax expense, depreciation and amortization (including amortization of debt discount and debt issuance costs) for such Computation Period. Prior to the first anniversary of the consummation of the Ohmstede Acquisition, the financial results of Ohmstede, Inc. for the relevant period will be included for purposes of calculating EBITDA (without any adjustments for cost savings or other synergies).

                 Effective Amount means, with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

                 Eligible Account Receivable means an Account Receivable owing to the Company or any Subsidiary which meets all of the following requirements:

                 (1) it arises from either (a) the performance of services by the Company or the applicable Subsidiary, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (b) the sale or lease of goods by the Company or the applicable Subsidiary; and if it arises from the sale or lease of goods, (i) such goods comply with such Account

         Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor, or the Company or such Subsidiary is entitled under the terms of the contract or purchase order governing the sale and purchase of such goods to invoice such Account Debtor therefor, and (ii) in the case of goods which have been shipped or delivered to such Account Debtor, the Company or such Subsidiary has possession of, or if requested by the Agent has delivered to the Agent, shipping and delivery receipts evidencing such shipment, delivery and acceptance;

                 (2) it is evidenced by an invoice rendered to the Account Debtor with respect thereto which is dated not earlier than the date of shipment or performance;

                 (3) it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien other than Liens consented to by the Required Lenders;

                 (4) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to setoff, counterclaim, credit, allowance, discount (except any credit, allowance or discount which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Lenders identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

                 (5) neither the Company nor the applicable Subsidiary has knowledge of any bankruptcy, insolvency or similar proceeding by or against the Account Debtor with respect thereto or of any other proceeding or action which is threatened or pending against such Account Debtor or to which such Account Debtor is a party which is likely to result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account Receivable in full when due;

                 (6) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Company or the applicable Subsidiary to the Agent of the Account Receivable arising with respect thereto;

                 (7) the Account Debtor with respect thereto is not an Affiliate of the Company or a director, officer, employee or agent of the Company or an Affiliate thereof;

                 (8) it is not an Account Receivable arising from a "sale on approval," "sale or return" or "consignment," or subject to any other repurchase or return agreement;

                 (9) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company or any Subsidiary (or by any agent or custodian of the Company or any Subsidiary) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto, unless authorized or contemplated in the contract or purchase order governing such sale;

                 (10) it arises in the ordinary course of the Company's or the applicable Subsidiary's business;

                 (11) such Account Receivable is not more than 90 days past the due date thereof according to the original terms of sale; and

                 (12) not more than 25% of the amount of all Accounts Receivable owing by such Account Debtor to the Company and its Subsidiaries remains unpaid 90 days past the due date of the original invoice thereof according to the original terms of sale.

An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable.

                 Eligible Assignee means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the OECD), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary.

                 Eligible Inventory means all goods of the Company and its Subsidiaries which are held for lease or sale or held as raw materials or supplies, and which meet all of the following requirements:

                 (1) it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any assignment, claim or Lien other than Liens consented to by the Required Lenders;

                 (2) if held for sale or lease or furnishing under contracts of service, it is (except as the Required Lenders may otherwise consent in writing) new, unused and in first-class condition;

                 (3) except as the Required Lenders may otherwise consent, it is in the possession and control of the Company or the applicable Subsidiary;


                 (4) it is not inventory which is dedicated to, identifiable with, or otherwise specifically to be used in the manufacture of goods which are to be sold or leased to the United States of America or any department, agency or instrumentality thereof, and in respect of which inventory the Company or the applicable Subsidiary shall have received any progress or other advance payment which is or may be credited against any Account Receivable generated upon the sale or lease of any such goods;

                 (5) it is not inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. Section 215 or any successor statute or section;

                 (6) it is not inventory bearing a servicemark, trademark or name of any Person other than the Company or the applicable Subsidiary, or with respect to which the use by the Company or the applicable Subsidiary or the manufacture or sale thereof by the Company or the applicable Subsidiary is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement with any other Person, and such inventory is not subject to any agreement which would restrict the Agent's ability to sell or otherwise dispose of such inventory;

                 (7) it is not (i) packaging or shipping materials, (ii) goods used in connection with maintenance or repair of the Company's or the applicable Subsidiary's business, properties or assets, or
         (iii) work in process; and

                 (8) it is not held for sale at a "close-out" or otherwise offered generally at a discount as part of a discontinued line.

Inventory of the Company or any Subsidiary which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

                 Eligible Underbillings means Underbillings of the Company and its Subsidiaries net of billings in excess of cost.

                 Eligible WIP means all goods of the Company and its Subsidiaries which constitute work in process and which meet all the requirements set forth in clauses (1), (3), (4) and (5) of the definition of Eligible Inventory. Work in process of the Company or any Subsidiary which is at any time Eligible WIP but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible WIP.

                 Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

                 Environmental Laws means all federal, state or local laws (including RCRA, CERCLA, SARA, the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act), statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety or land use matters.

                 ERISA means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

                 ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                 ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

                 Event of Default means any of the events or circumstances specified in Section 9.1.

                 Excess Cash Flow means, for any fiscal year, (i) the sum for such year of EBITDA plus extraordinary or non-recurring gains (other than non-cash gains) plus any increase in cash and cash equivalents since the end of the prior fiscal year, minus (ii) the sum for such year of (A) all capital expenditures (excluding any expenditures financed through capitalized leases or purchase money financing), (B) all prepayments on Term Loans, (C) any permanent reduction of the Revolving Commitment, (D) income tax expense, (E) Interest Expense, (F) any net increase in working capital since the end of the prior fiscal year,
         (G) extraordinary or nonrecurring cash losses, and (H) cash proceeds from asset dispositions to the extent included in EBITDA (except to the extent used to prepay Term Loans).

                 Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                 Financial L/C Fee Rate means the rate determined in accordance with Schedule 1.1B in the case of each Financial Letter of Credit; provided that the foregoing rate shall be increased by 2% at any time an Event of Default exists.

                 Financial Letter of Credit means any Letter of Credit which any Lender is required under any Requirement of Law (including under 12 CFR Part 3, Appendix A, Section 3, clause (b)) to classify as a financial letter of credit with respect to its issuance thereof or participation therein pursuant to this Agreement.

                 Foreign Subsidiary means (a) as of the Closing Date, each of Air-Cure Environmental GmbH, Air-Cure (Singapore) Ltd. and Air-Cure (Canada) Technologies, Ltd, and (b) thereafter, each Person listed in clause (a) and each other Person which becomes a Subsidiary of the Company and is not organized under the laws of any state of, and conducts substantially all of its business outside of, the United States.

                 FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                 GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                 Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                 Guarantor means (a) as of the Closing Date, each of the Subsidiaries listed on Schedule 6.16, other than Foreign Subsidiaries, and Ohmstede, Inc., and (b) thereafter, each Person listed in clause
         (a) and each other Person which executes and delivers a counterpart of the Guaranty.

                 Guaranty means the Guaranty issued by the Guarantors, a copy of which is attached hereto as Exhibit E.

                 Guaranty Obligation has the meaning specified in the definition of Contingent Obligation.

                 Hazardous Substances - see subsection 6.12(b).

                 Honor Date - see subsection 3.3(b).

                 Immaterial Law means any provision of any Environmental Law the violation of which will not (a) violate any judgment, decree or order which is binding upon the Company or any Subsidiary, (b) result in or threaten (either immediately or with the passage of time) any injury to public health or the environment or any material damage to the property of any Person or (c) result in any liability or expense (other than any de minimis liability or expense) for the Company or any Subsidiary (either immediately or with the passage of time); provided that no provision of any Environmental Law shall be an Immaterial Law if the Agent has notified the Company that the Required Lenders have determined in good faith that such provision is material.

                 Immaterial Notice means a notice from or allegation by a Person which is not Governmental Authority or agency (or a representative thereof) regarding any event or condition relating to the environment for which the Company or any Subsidiary may have any liability or any breach by the Company or any Subsidiary of any Environmental Law, which notice or allegation (a) has not given rise to any judicial or regulatory case or proceeding and (b) in the reasonable judgment the Company, is not likely to result in any liability or expense (other than any de minimis liability or expense) for the Company or the applicable Subsidiary.

                 Indebtedness of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations by such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all net obligations of such Person with respect to Swap Contracts; (h) all indebtedness of such Person referred to in clauses
         (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and
         (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

                 Indemnified Liabilities - see Section 11.5.

                 Indemnified Person - see Section 11.5.

                 Independent Auditor - see subsection 7.1(a).

                 Insolvency Proceeding means, without respect to any Person,
         (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors.

                 Interest Coverage Ratio means, as of the last day of any fiscal quarter beginning with the fiscal quarter ending March 31, 1997, the ratio of (a) Consolidated Net Income before deducting Interest Expense and income tax expense for the Computation Period ending on such day, to (b) Interest Expense for such Computation Period.

                 Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on capital leases, but excluding any amortization of debt discount and any loan transaction costs or lender fees other than interest and fees at the rates stated in the instruments giving rise to such interest and fees).

                 Interest Payment Date means (i) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for any Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date; and (ii) as to any Base Rate Loan, the last Business Day of each calendar quarter.

                 Interest Period means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                          (iii) no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Termination Date; and

                          (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by Offshore Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

                 IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                 Issuance Date - see subsection 3.1(a).

                 Issue means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

                 Issuing Lender means BAI in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.9.

                 Joint Venture means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person (provided that the term Joint Venture shall not include any Subsidiary).

                 L/C Advance means each Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

                 L/C Amendment Application means an application form for amendment of an outstanding standby letter of credit as shall at any time be in use at the Issuing Lender, as the Issuing Lender shall request.

                 L/C Application means an application form for issuance of a standby letter of credit as shall at any time be in use by the Issuing Lender, as the Issuing Lender shall request.

                 L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).

                 L/C Commitment means the commitment of the Issuing Lenders to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued under Article III, in an aggregate amount not to exceed on any date the lesser of $10,000,000 and the amount of the Revolving Commitment; it being understood that the L/C Commitment is a part of the Revolving Commitment, rather than a separate, independent commitment.

                 L/C Obligations means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

                 L/C-Related Documents means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Lender's standard form documents for letter of credit issuances.

                 Lender - see the introductory clause hereto. References to the "Lenders" shall include the Issuing Lender in its capacity as such; for purposes of clarification only, to the extent that the Issuing Lender may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

                 Lending Office means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 11.2, or such other office or offices as such Lender may from time to time specify to the Company and the Agent.

                 Letter of Credit means any standby letter of credit Issued by the Issuing Lender pursuant to Article III.

                 Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

                 Loan means an extension of credit by a Lender to the Company under Article II or Article III in the form of a Revolving Loan, Term Loan or L/C Advance. Each Revolving Loan may be, and each Term Loan may be divided into tranches which may be, a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).

                 Loan Documents means this Agreement, any Note, the L/C-Related Documents, the Security Agreement, the Guaranty, the Pledge Agreements, each Mortgage and all other documents (including any mortgage, leasehold mortgage or dead of trust) delivered to the Agent or any Lender in connection herewith.

                 Margin Stock means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

                 Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document.

                 Mortgage means a mortgage, deed of trust or similar document granting a Lien on real property in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent.

                 Multiemployer Plan means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

                 Net Worth means the Company's consolidated stockholders' equity.

                 Non-Financial L/C Fee Rate means the rate determined in accordance with Schedule 1.1B in the case of each Non-Financial Letter of Credit; provided that the foregoing rate shall be increased by 2% at any time an Event of Default exists.

                 Non-Financial Letter of Credit means any Letter of Credit which any Lender is not required under any Requirement of Law (including under 12 CFR Part 3, Appendix A, Section 3, clause(b)) to classify as a financial letter of credit with respect to its issuance thereof or participation therein pursuant to this Agreement.

                 Note means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit I.

                 Notice of Borrowing means a notice in substantially the form of Exhibit A.

                 Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

                 Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

                 Offshore Rate means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward, if necessary, to the next 1/16th of 1%) determined by the Agent as follows:

         Offshore Rate =              IBOR
                         -------------------------------
                     1.00 - Eurodollar Reserve Percentage

         Where,

                 "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                 "IBOR" means the rate of interest per annum determined by the Agent as the rate at which Dollar deposits in the approximate amount of BAI's Offshore Rate Loan for such Interest Period would be offered by the Grand Cayman Branch of Bank of America National Trust and Savings Association, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                 The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

                 Offshore Rate Loan means a Loan that bears interest based on the Offshore Rate.

                 Ohmstede Acquisition means the acquisition by the Company of Ohmstede, Inc.

                 Ohmstede Acquisition Documents means the Agreement and Plan of Merger dated as of September 19, 1996 among the Company, Air-Cure Acquisition, Inc. and Ohmstede, Inc., including all schedules and exhibits thereto, and all other documents executed in connection with the Ohmstede Acquisition.

                 Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                 Original Credit Agreement - see the first recital.

                 Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

                 Participant - see subsection 11.8(c).

                 PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                 Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability.

                 Permitted Acquisition means an Acquisition by the Company or any Subsidiary which has been approved by the Required Lenders.

                 Permitted Liens - see Section 8.1.

                 Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                 Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

                 Pledge Agreements means the Company Pledge Agreement and each Subsidiary Pledge Agreement.

                 Pro Rata Share means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment (whether funded or unfunded) divided by the combined Commitments (whether funded or unfunded) of all Lenders. The initial Pro Rata Share of each Lender is set forth on Schedule 1.1A.

                 RCRA - see subsection 6.12(a).

                 Real Property means all real property heretofore, now or hereafter owned, operated or leased by the Company or any Subsidiary.

                 Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") shall have the meaning specified in RCRA and regulations promulgated thereunder; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided further, to the extent that the laws of a state wherein the affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

                 Replacement Lender - see Section 4.7.

                 Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                 Required Lenders means at any time Lenders then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans or, if no Loans are outstanding, Lenders then having at least 66-2/3% of the aggregate amount of the Commitments.

                 Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 Responsible Officer means the chief executive officer, the president, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                 Restricted Payment - see Section 8.18.

                 Revolving Commitment means the aggregate amount of the commitments of the Lenders to make Revolving Loans hereunder. The amount of the Revolving Commitment is $38,000,000, as reduced from time to time in accordance with the terms of this Agreement.

                 Revolving Loan - see Section 2.1.

                 Revolving Termination Date means the earlier to occur of:

                          (a)     November 18, 2001; and

                          (b) the date on which the Revolving Commitment terminates in accordance with the provisions of this Agreement.

                 SARA - see subsection 6.12(a).

                 SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                 Security Agreement means the Security Agreement among the Company, the Guarantors and the Agent, a copy of which is attached hereto as Exhibit F.

                 Subordinated Debt means (a) $15,000,000 of Senior Subordinated Notes due November 18, 2003 issued pursuant to the Subordinated Note and Warrant Purchase Agreement dated as of November 18, 1996, and (b) any other Indebtedness of the Company having maturities and other terms, and which is subordinated to the obligations of the Company hereunder in a manner, satisfactory to the Required Lenders.

                 Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or by one or more of the Subsidiaries of such Person, or by a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                 Subsidiary Pledge Agreement means a Pledge Agreement between a Subsidiary and the Agent substantially in the form of Exhibit G-2.

                 Surety Instruments means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments.

                 Swap Contract means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or other similar agreement (including any option to enter into any of the foregoing).

                 Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Lender's or the Agent's, as the case may be, net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

                 Term Commitment means the aggregate amount of the commitments of the Lenders to make the Term Loans hereunder. The amount of the Term Commitment is $35,000,000, as reduced from time to time in accordance with the terms of this Agreement.

                 Term Commitment Termination Date means the earlier of (i) November 18, 2001 and (ii) the date on which the Term Commitment terminates in accordance with the provisions of this Agreement.

                 Term Loan - see Section 2.1.

                 Total Indebtedness means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, excluding Indebtedness described in, and Guaranty Obligations in respect of Indebtedness described in, clause (g) of the definition of Indebtedness.

                 Type has the meaning specified in the definition of "Loan."

                 Underbillings means the costs and estimated earnings of the Company and its Subsidiaries in excess of customer billings on uncompleted contracts.

                 Underbillings Ratio means at any time the ratio of (i) the total of Underbillings, minus any L/C Obligations relating to contracts included in calculating Underbillings, plus Ohmstede, Inc.'s work-in-process inventory to (ii) the consolidated sales/revenues of the Company and its Subsidiaries for the four most recently-completed fiscal quarters of the Company.

                 Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan's assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                 United States and U.S. each means the United States of America.

                 Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                 Voting Stock means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

                 Wholly-Owned Subsidiary means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or by a combination thereof.

         1.2  Other Interpretive Provisions.

                 (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                 (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                          (ii) The term "including" is not limiting and means "including without limitation."

                          (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                 (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                 (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                 (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                 (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Lenders' or the Agent's involvement in their preparation.

         1.3  Accounting Principles.

                 (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article VIII for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

                 (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                  THE CREDITS

         2.1  Amounts and Terms of Commitments.

                 (a) The Revolving Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time, on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender's Pro Rata Share of the amount of the Revolving Commitment, provided that, after giving effect to any Borrowing of Revolving Loans, the aggregate amount of all Revolving Loans plus the Effective Amount of all L/C Obligations shall not exceed the lesser of the amount of the Revolving Commitment or the Borrowing Base. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(a), prepay under Section 2.6 or 2.7 and reborrow under this subsection 2.1(a).

                 (b) The Term Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term Loan") on the Closing Date in an amount not to exceed such Lender's Pro Rata Share of the

Term Commitment. Amounts borrowed as Term Loans which are repaid or prepaid by the Company may not be reborrowed.

         2.2 Loan Accounts. (a) The Loans made by each Lender and the Letters of Credit Issued by the Issuing Lender shall be evidenced by one or more accounts or records maintained by the Agent, such Lender or the Issuing Lender, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Lender and each Lender shall be conclusive (absent manifest error) as to the amount of the Loans made by the Lenders to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to any Loan or any Letter of Credit.

                 (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and such Lender's record shall be conclusive (absent manifest error); provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any Note to such Lender.

         2.3 Procedure for Borrowing. (a) Each Borrowing of Revolving Loans or Term Loans shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:30 a.m. (Chicago time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

                                  (A) the amount of the Borrowing, which shall be (x) in the case of Offshore Rate Loans, in a minimum amount of $200,000 or a higher integral multiple of $100,000 and (y) in the case of Base Rate Loans, in an aggregate minimum amount of $200,000 or a higher integral multiple of $100,000;

                                  (B)      the requested Borrowing Date, which
                 shall be a Business Day;

                                  (C)      the Type of Loans comprising the
                 Borrowing; and

                                  (D)      in the case of Offshore Rate Loans,
                 the duration of the Interest Period therefor.

                 (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of such Borrowing.

                 (c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BAI with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                 (d) After giving effect to any Borrowing, there may not be more than five different Interest Periods in effect.

         2.4 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                          (i) elect to convert, on any Business Day, any Base Rate Loans (in an aggregate minimum amount of $200,000 or a higher integral multiple of $100,000) into Offshore Rate Loans;

                          (ii) elect to convert, on the last day of the applicable Interest Period, any Offshore Rate Loans (or any part thereof in an aggregate minimum amount of $200,000 or a higher integral multiple of $100,000) into Base Rate Loans; or

                          (iii) elect to continue, as of the last day of the applicable Interest Period, any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate minimum amount of $200,000 or a higher integral multiple of $100,000);

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $200,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans; provided, further, that notwithstanding any of the foregoing provisions of this Section 2.4, after payment of the first installment of principal of the Term Loans pursuant to subsection 2.8(b), the Company may have one Borrowing of Term Loans, and may make conversions and continuations of all or a portion thereof so long as after giving effect thereto there is only one Borrowing of Term Loans, which is not an integral multiple of $100,000 (but is an integral multiple of $500).

                 (b)      The Company shall deliver a Notice of
Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (Chicago time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                                  (A)      the proposed Conversion/Continuation
                 Date;

                                  (B)      the aggregate amount of Loans to be
                 converted or continued;

                                  (C) the Type of Loans resulting from the proposed conversion or continuation; and

                                  (D)      other than in the case of
                 conversions into Base Rate Loans, the duration of the requested Interest Period.

                 (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

                 (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

                 (e) Unless the Required Lenders otherwise agree, during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                 (f) After giving effect to any conversion or continuation of Loans, there may not be more than five different Interest Periods in effect.

         2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Revolving Commitment or (prior to the funding of the Term Loans) the Term Commitment, or permanently reduce the Revolving Commitment or (prior to the funding of the Term Loans) the Term Commitment, by an aggregate amount of $1,000,000 or a higher integral multiple thereof; unless, in the case of the Revolving Commitment, after giving effect thereto and to any prepayment of Revolving Loans made on the effective date thereof, the aggregate principal amount of all Revolving Loans plus the Effective Amount of all L/C Obligations would exceed the amount of the Revolving Commitment then in effect. Once reduced in accordance with this Section, neither the Revolving Commitment nor the Term Commitment may be increased. Any reduction of the Revolving Commitment or the Term Commitment shall be applied to each Lender according to its Pro Rata Share.

         2.6 Optional Prepayments. Subject to Section 4.4, the Company may, from time to time, upon irrevocable notice to the Agent by 10:30 a.m. (Chicago time) on any Business Day, ratably prepay any Borrowing of Loans in whole or in part, any such partial prepayment to be in an aggregate minimum amount of $200,000 or a higher integral multiple of $100,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice and of such Lender's Pro Rata Share of such prepayment. If any such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of Offshore Rate Loans, accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 4.4. Optional prepayments of Term Loans shall be applied on a pro rata basis against the remaining installments thereof.

         2.7  Mandatory Prepayments.

         (a) Borrowing Base Deficiency. If at any time the sum of the aggregate principal amount of all outstanding Revolving Loans plus the Effective Amount of all L/C Obligations exceeds the Borrowing Base, the Company will make an immediate repayment of Revolving Loans in an amount equal to 100% of such excess (rounded upward, if necessary, to an integral multiple of $100,000).

         (b) Sale of Assets. Within 10 days after any Major Asset Sale (as defined below), the Company shall make a prepayment of the Term Loans in an amount equal to 100% of the net proceeds of such Major Asset Sale. For purposes of the foregoing, "Major Asset Sale" means any sale, transfer or other disposition of assets by the Company or any Subsidiary outside the ordinary course of business in one transaction or a series of related transactions which results in net proceeds to the Company and its Subsidiaries of $500,000 or more, other than the sale of the Subsidiaries of the Company referenced in subsection 8.2(c) so long as 100% of the net proceeds of such sale is used to reduce amounts outstanding under this Agreement.

         (c) Debt Offering. Concurrently with the consummation of any issuance of any Permitted Debt (as defined below), the Company shall make a prepayment of the Term Loans in an amount equal to 100% of the net proceeds of such Permitted Debt. For purposes of the foregoing, "Permitted Debt" means (i) any Subordinated Debt issued after the Closing Date and (ii) any other Indebtedness of the Company not permitted by Section 8.5 as in effect in the Closing Date but approved in writing by the Required Lenders.

         (d) Equity Offering. Concurrently with the consummation of any Equity Offering (as defined below), the Company shall make a prepayment of the Term Loans in an amount equal to the Specified Percentage (as defined below) of the net proceeds from such Equity Offering. For purposes of the foregoing, (i) "Equity Offering" means the issuance by the Company or any Subsidiary of any of its capital stock or any option, warrant or other right to acquire any of its capital stock, excluding any of the foregoing issued by a Subsidiary to the Company or to a Wholly-Owned Subsidiary; and (ii) "Specified Percentage" means (x) 100% of the first $5,000,000 of net proceeds from Equity Offerings,
(y) 50% of the next $30,000,000 of net proceeds from Equity Offerings and (z) 0% of any additional net proceeds from Equity Offerings.

         (e) Excess Cash Flow. If the ratio of (i) Total Indebtedness to (ii) the sum of Total Indebtedness plus Net Worth has not been reduced to 0.60:1.00 or less by December 31 of any year (excluding December 31, 1996), then within 90 days after such date the Company shall make a prepayment of the Term Loans in an amount equal to 50% of Excess Cash Flow for the preceding fiscal year.

         (f) Application of Prepayments of Term Loans. Mandatory prepayments of Term Loans pursuant to subsections 2.7(b), (c) and (d) shall be applied on a pro rata basis against the remaining installments of the Term Loans. Mandatory prepayments of Term Loans pursuant to subsection 2.7(e) shall be applied to the remaining installments of the Term Loans in the inverse order of maturity.

         2.8  Repayment.

         (a) The Revolving Credit. The Company shall repay all Revolving Loans on the Revolving Termination Date.

         (b) The Term Credit. The Company shall repay the Term Loans in twenty consecutive quarterly installments. The first four installments shall be in the amount of $1,500,000 each, the next fifteen installments shall be in the amount of $1,812,500 each, and the final installment shall be in the remaining unpaid principal amount of the Term Loan. The first such installment shall be payable on January 31, 1997, with subsequent installments on the last Business Day of each third month thereafter.

         2.9 Interest. (a) Each Revolving Loan and Term Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to the other Type of Loans under Section 2.4), plus the Applicable Margin.

                 (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date therefor. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof.

                 (c) Notwithstanding subsections (a) and (b) of this Section, during the existence of any Unmatured Event of Default under subsection 9.1(a) or (g) or any Event of Default under subsection 9.1(a), (f) or (g), and, at the election of the Required Lenders, during the existence of any other Event of Default, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and, to the extent permitted by applicable law, on any other amount payable hereunder or under any other Loan Document, at a rate per annum equal to the rate otherwise applicable thereto pursuant to the terms hereof or such other Loan Document (or, if no such rate is specified, the Base Rate plus the Applicable Margin) plus 2%. All such interest shall be payable on demand.

                 (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

         2.10  Fees.  In addition to certain fees described in Section 3.8:

                 (a) Agency Fees. The Company shall pay to each of the Arranger, the Agent and the Co-Agent such additional fees at such times and in such amounts as are mutually agreed upon from time to time between the Company and the Arranger, the Agent or Co-Agent, as the case may be.

                 (b) Commitment Fees. (i) The Company shall pay to the Agent for the account of each Lender a commitment fee at the rates determined in accordance with Schedule 1.1B, on the average daily unused portion of such Lender's Pro Rata Share of the Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter (or, if earlier, the Revolving Termination Date) based upon the daily utilization for such quarter (or such shorter period) as calculated by the Agent. For purposes of calculating utilization under this subsection, the Revolving Commitment shall be deemed used to the extent of the aggregate principal amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, with the final payment to be made on the Revolving Termination Date.

                 (ii) The commitment fees provided in this subsection shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.

                 (c) Fronting Fee. The Company shall pay a letter of credit fronting fee to the Issuing Lender as agreed upon from time to time between the Company and the Issuing Lender.

         2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or fees are computed from the first day thereof to the last day thereof.

                 (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

         2.12 Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                 (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a payment with respect to an Offshore Rate Loan, the following Business Day is the first Business Day of a calendar month, in which case such payment shall be due on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                 (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

         2.13 Payments by the Lenders to the Agent. (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the

Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of such Lender's Pro Rata Share of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                 (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

         2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.


                                  ARTICLE III

                             THE LETTERS OF CREDIT

         3.1 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Lender agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor properly drawn drafts under the Letters of Credit issued by it; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided that the Issuing Lender shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the aggregate amount of all Revolving Loans exceeds the amount of the Revolving Commitment or the Borrowing Base; or (2) the Effective Amount of all L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

                 (b) The Issuing Lender shall not be under any obligation to Issue any Letter of Credit if:

                          (i)  any order, judgment or decree of any
         Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

                          (ii) the Issuing Lender has received written notice from any Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                          (iii) the expiry date of any requested Letter of Credit is after the Revolving Termination Date, unless all of the Lenders have approved such expiry date in writing;

                          (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Lender, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Lender;

                          (v) such Letter of Credit is to support obligations of the Company or any Subsidiary with respect to workmen's compensation or similar obligations;

                          (vi) such Letter of Credit is denominated in a currency other than Dollars; or

                          (vii) such Letter of Credit is not a standby letter of credit;

         3.2 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require.

                 (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Lender will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Lender will provide the Agent with a copy thereof. Unless the Issuing Lender has received, on or before the Business Day immediately preceding the date on which the Issuing Lender is to issue a requested Letter of Credit, (A) notice from the Agent directing the Issuing Lender not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clause (1) or (2) thereof or (B) a notice described in subsection 3.1(b)(ii), then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Lender's usual and customary business practices.

                 (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Lender will, upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Lender: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall not have any obligation to amend any Letter of Credit if:
(A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

                 (d) The Issuing Lender and the Lenders agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Lender (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Lender and the Agent may agree in a particular instance in their sole discretion) prior to the proposed date of notification of renewal, the Issuing Lender shall be entitled to authorize the automatic renewal of any Letter of Credit. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing
Lender: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of such Letter of Credit (which shall be a Business
Day); (iii) the revised expiry date of such Letter of Credit (which, unless all Lenders otherwise consent, shall be prior to the Revolving Termination Date); and (iv) such other matters as the Issuing Lender may require. The Issuing Lender shall not be under any obligation to renew any Letter of Credit if: (A) the Issuing Lender would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed renewal of such Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Lender that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Lender would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Company but such Issuing Lender shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Lender shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Lender shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

                 (e) The Issuing Lender may, at its election (or as required by the Agent at the direction of the Required Lenders), deliver any notice of termination or other communication to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of any Letter of Credit to be a date not later than the Revolving Termination Date.

                 (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

                 (g) The Issuing Lender will deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

         3.3 Risk Participations, Drawings and Reimbursements. (a) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Lender's Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

                 (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Company and the Agent. The Company shall reimburse the Issuing Lender prior to 1:00 p.m. (Chicago time), on each date that any amount is paid by the Issuing Lender under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Lender. If the Company fails to reimburse the Issuing Lender for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (Chicago time) on the Honor Date, the Issuing Lender will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Lender or the Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                 (c) Each Lender shall upon any notice pursuant to subsection 3.3(b) make available to the Agent for the account of the Issuing Lender an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to subsection 3.3(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in such amount. If any Lender so notified fails to make available to the Agent for the account of the Issuing Lender the amount of such Lender's Pro Rata Share of the amount of such drawing by no later than 2:00 p.m. (Chicago time) on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.3.

                 (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans in whole or in part, because of the Company's failure to satisfy the conditions set forth in
Section 5.2 or for any other reason, the Company shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Lender's payment to the Issuing Lender pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 3.3.

                 (e) Each Lender's obligation in accordance with this Agreement to make Revolving Loans or L/C Advances, as contemplated by this
Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Lender and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the existence of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Lender's obligation to make Revolving Loans under this Section 3.3 is subject to the conditions set forth in Section 5.2.

         3.4 Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Lender of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Lender under a Letter of Credit with respect to which any Lender has paid the Agent for the account of the Issuing Lender for such Lender's participation in such Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of the Issuing Lender, the amount of such Lender's Pro Rata Share of such funds, and the Issuing Lender shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Agent for the account of the Issuing Lender.

                 (b) If the Agent or the Issuing Lender is required at any time to return to the Company, or to a trustee, receiver, liquidator or custodian, or to any official in any Insolvency Proceeding, any portion of any payment made by the Company to the Agent for the account of the Issuing Lender pursuant to subsection 3.4(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or the Issuing Lender the amount of its Pro Rata Share of any amount so returned by the Agent or the Issuing Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Agent or the Issuing Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

         3.5 Role of the Issuing Lender. (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

                 (b) Neither the Issuing Lender nor any of its correspondents, participants or assignees shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or
(iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

                 (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Issuing Lender nor any of its correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided that, anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.6 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

                          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                          (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                          (v) any payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

                          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

                          (vii)  any other circumstance or happening
         whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

         3.7 Cash Collateral Pledge. If any Letter of Credit remains outstanding and partially or wholly undrawn as of the Revolving Termination Date, then the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to the maximum amount then available to be drawn under all Letters of Credit.

         3.8 Letter of Credit Fees. (a) The Company shall pay to the Agent for the account of each Lender a letter of credit fee with respect to each Letter of Credit equal to (i) in the case of a Financial Letter of Credit, the Financial L/C Fee Rate per annum of the average daily maximum amount available to be drawn on such Letter of Credit, or (ii) in the case of a Non-Financial Letter of Credit, the Non-Financial L/C Fee Rate per annum of the average daily maximum amount available to be drawn on such Letter of Credit, in each case computed on a quarterly basis in arrears on the last Business Day of each calendar quarter.

                 (b) The letter of credit fees payable under subsection 3.8(a) and the fronting fees payable under subsection 3.8(b) shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which all outstanding Letters of Credit shall expire or be fully drawn), with the final payment to be made on the Revolving Termination Date (or such later date).

                 (c) The Company shall pay to the Issuing Lender from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.

         3.9 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to each Letter of Credit.


                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         4.1 Taxes. (a) Any and all payments by the Company to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

                 (b) The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

                 (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

                          (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                          (ii) the Company shall make such deductions and withholdings; and

                          (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

                 (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                 (e) The Company shall not be required to pay an additional amount to, or indemnify, any Lender or the Agent pursuant to this
Section 4.1 to the extent that (i) the obligation to withhold or pay such amount existed on the Initial Date (as hereinafter defined) or (ii) the obligation to withhold or pay such amount would not have arisen but for the failure of the Agent or such Lender to comply with the provisions of Section
10.10 of this Agreement. For purposes of this subsection 4.1(e), "Initial Date" shall mean (a) in the case of the Agent and any Lender that is a signatory hereto, the date of this Agreement, (b) in the case of any Person which subsequently becomes a Lender hereunder, the date of the applicable Assignment and Acceptance, and (c) in the case of any Participant, the date on which it becomes a Participant.

                 (f) If the Company is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

         4.2 Illegality. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of such Lender to make Offshore Rate Loans shall be suspended until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

                 (b) If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Offshore Rate Loan, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Offshore Rate Loan to such day, or on such earlier date on which such Lender may no longer lawfully continue to maintain such Offshore Rate Loan (as determined by such Lender). If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

                 (c) If the obligation of any Lender to make or maintain Offshore Rate Loans has been terminated or suspended pursuant to subsection (a) or (b) above, all Loans which would otherwise be made by such Lender as Offshore Rate Loans shall be instead Base Rate Loans.

                 (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

         4.3 Increased Costs and Reduction of Return. (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loan or participating in Letters of Credit or, in the case of any Issuing Lender, any increase in the cost to such Issuing Lender of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

                 (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

         4.4 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

                 (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

                 (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

                 (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;

                 (d) the prepayment (including pursuant to Section 2.6 or 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

                 (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 4.3(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         4.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or the Required Lenders determine (and notify the Agent) that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent or the Required Lenders, as the case may be, revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loan.

         4.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

         4.7 Substitution of Lenders. Upon the receipt by the Company from any Lender (an "Affected Lender") of a claim for compensation under Section 4.1 or 4.3 or a notice of the type described in subsection 4.2(a) or (b), the Company may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Lender's Loans and Commitment (a "Replacement Lender"); (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agent and each Issuing Lender.

         4.8  Survival.  The agreements and obligations of the Company in this
Article IV shall survive the payment of all other Obligations.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 Conditions of Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension is subject to the conditions that
(i) the Company shall have issued Subordinated Debt in an aggregate face amount of not less than $15,000,000, (ii) the Agent shall have received, on or before December 13, 1996, (A) evidence that the Company has paid (or will pay with the proceeds of the initial Loans) all principal, interest and fees outstanding under the Original Credit Agreement (and all amounts payable under Section 4.4 thereof to the extent any Lender has made demand therefor), (B) evidence that the Ohmstede Acquisition has been (or concurrently with the initial Borrowing will be) consummated on terms and conditions set forth in the Ohmstede Acquisition Documents, without giving effect to any amendment or other modification thereto or waiver thereunder unless consented to by the Lenders (such terms and conditions to include, without limitation, that the purchase price for all of the stock of Ohmstede, Inc. will not exceed $52,000,000 and that all outstanding debt of Ohmstede, Inc. and its Subsidiaries will not exceed $2,000,000 and will be paid concurrently with the initial Borrowing (and that all Liens securing such debt will be released)), and (C) all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for the Agent and each Lender:

                 (a) Credit Agreement and Notes. This Agreement and the Notes (if any) executed by each party thereto.

                 (b)      Resolutions; Incumbency.

                          (i) Copies of the resolutions of the board of directors of each of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such entity; and

                          (ii) A certificate of the Secretary or an Assistant Secretary of each of the Company and each Guarantor certifying the names and true signatures of the officers of such entity authorized to execute, deliver and perform the documents to be delivered by such entity hereunder.

                 (c) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                          (i)  the representations and warranties contained in
         Article VI are true and correct on and as of such date, as though made on and as of such date;

                          (ii) no Event of Default or Unmatured Event of Default exists or will result from the initial Credit Extensions; and

                          (iii) no event or circumstance has occurred since June 30, 1996 that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                 (d) Legal Opinions. Opinions of (i) Porter & Hedges, counsel to the Company and the Guarantors, substantially in the form of Exhibit D-1; (ii) Sidley & Austin, Illinois counsel to the Company and the Guarantors, substantially in the form of Exhibit D-2; and (iii) Gordon, Arata, McCollan & Duplantis, L.L.P., Louisiana counsel to the Company and the Guarantors, substantially in the form of Exhibit D-3.

                 (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

                 (f) Guaranty. A counterpart of the Guaranty executed by Ohmstede, Inc.

                 (g) Security Agreement, etc. A counterpart of the Security Agreement, executed by Ohmstede, Inc., together with evidence, reasonably satisfactory to the Agent, that all instruments and documents (including financing statements), necessary or desirable to perfect and protect the Agent's Lien on the collateral granted under the Security Agreement have been signed and delivered to the Agent in appropriate form for filing or recording (if necessary).

                 (h) Reaffirmation of Loan Documents. A counterpart of the Reaffirmation of Loan Documents, substantially in the form of Exhibit K, executed by the Company and each Guarantor (other than Ohmstede, Inc.).

                 (i) Stock Certificates. Stock certificates representing the shares of capital stock of Ohmstede, Inc. and appropriate blank stock powers executed by the Company.


                 (j) Real Estate Documentation. With respect to each parcel of Real Property owned by the Company or any Subsidiary, a duly executed Mortgage, together with:

         (i) an ALTA loan title insurance policy, issued by an insurer acceptable to the Agent, insuring the Agent's Lien on such parcel and containing such endorsements as the Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be reasonably acceptable to the Agent);

         (ii) copies of all documents of record concerning such parcel as shown on the commitment for the ALTA loan title insurance policy referred to above; and

         (iii) original or certified copies of insurance policies with respect to such parcel issued to the Company or the applicable Subsidiary for (i) public liability insurance and (ii) "all risk" property and casualty insurance and, if such parcel is in a flood hazard area, flood insurance, with standard noncontributory mortgagee clauses or endorsements in favor of the Agent (it being understood that the amount, terms of coverage and insurer for all such policies shall be reasonably acceptable to the Agent).


                 (k) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may request.

         5.2 Conditions to All Credit Extensions. The obligation of each Lender to make any Loan to be made by it and the obligation of the Issuing Lender to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

                 (a) Notice, Application. In the case of any Loan, the Agent shall have received a Notice of Borrowing; and in the case of any Issuance of any Letter of Credit, the Issuing Lender and the Agent shall have received an L/C Application or L/C Amendment Application, as required under
Section 3.2.

                 (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                 (c) No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of such notice and as of the applicable Borrowing Date or Issuance Date, that the conditions in this Section
5.2 are satisfied.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Agent and each Lender that:

         6.1  Corporate Existence and Power.  The Company and each of its
Subsidiaries:

                 (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                 (b) has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents;

                 (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

                 (d)      is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, and the execution, delivery and performance by each Guarantor of the Guaranty and each other Loan Document to which such Guarantor is a party, have been duly authorized by all necessary corporate action, and do not and will not:

                 (a) contravene the terms of any of the Company's or any Guarantor's Organization Documents;

                 (b) conflict with or result in a breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company or any Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any Guarantor or any of their respective assets is subject; or

                 (c)      violate any Requirement of Law.

         6.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any Guarantor of any Loan Document.

         6.4 Binding Effect. Each Loan Document to which the Company or any Guarantor is a party constitutes the legal, valid and binding obligation of the Company or such Guarantor, enforceable against the Company or such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Subsidiary or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         6.6 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).

         6.7  ERISA Compliance.

                 (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                 (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                 (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;
(iii) no Pension Plan has any Unfunded Pension Liability; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a

Multiemployer Plan; and (vi) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

         6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Sections
7.12 and 8.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         6.9 Title to Properties. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or a valid leasehold interest in, all real property necessary or used in the ordinary conduct of its businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.11  Financial Condition.

                 (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1995 and the unaudited consolidated financial statements of the Company and its Subsidiaries dated June 30, 1996, copies of which have been delivered to each Lender, and the related statements of income, shareholders' equity and cash flows for the period then ended, were prepared in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments), fairly present the financial condition of the Company and the Subsidiaries as at such date and the results of their operations for the period covered thereby and show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date hereof, including liabilities for taxes, material commitments and Contingent Obligations.

                 (b) Since June 30, 1996, there has been no Material Adverse Effect.

         6.12  Environmental Compliance.

                 (a) No Violations. Neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA") or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $100,000 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

                 (b) Notices. Neither the Company nor any Subsidiary has received notice (other than, in the case of clause (c) below, an Immaterial Notice) from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C.
Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law, excluding household hazardous waste (all of the foregoing, "Hazardous Substances"), which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any material Environmental Claim.

                 (c) Handling of Hazardous Substances. (i) No portion of the Real Property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws (other than any Immaterial Law); and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any Real Property, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws (other than any Immaterial
Law); (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any Real Property or other assets of the Company or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such Real Property or assets; (iv) to the best of the Company's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of the Real Property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, the Real Property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Company's knowledge, operating in compliance with such permits and applicable Environmental Laws.

                 (d) Clean-Ups. None of the Real Property or other assets of the Company or any Subsidiary is or will be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

                 (e) Investigations. The Company and its Subsidiaries have taken all reasonable steps to investigate the past and present condition and usage of the Real Properties and the operations conducted by the Company and its Subsidiaries.

         6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         6.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
6.16 hereto (other than Ohmstede, Inc., which will become a Subsidiary on the Closing Date) and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

         6.17 Insurance. Set forth in Schedule 6.17 is a complete and accurate summary of the property and casualty insurance program carried by Company and its Subsidiaries on the Closing Date, including the names of insurers, amounts of coverage and types of coverage. Such summary also includes any self-insurance program that is in effect.

         6.18 Solvency, etc. On the Closing Date (or, in the case of any Person which becomes a Guarantor after the Closing Date, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to the Issuance of each Letter of Credit and each Borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each Guarantor's assets will exceed its liabilities and (b) each of the Company and each Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         6.19 Labor Matters. (a) Neither the Company nor any Subsidiary has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and the Company has no reasonable expectation that any such action is or will be required at any time prior to the Revolving Termination Date; and (b) on the date of this Agreement, (i) neither the Company nor any Subsidiary is a party to any generalized labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Company or any Subsidiary is a party or is otherwise subject.

         6.20 Ohmstede Acquisition. (a) The Ohmstede Acquisition Documents constitute the purchase agreement for the Ohmstede Acquisition (including all amendments thereto) as in effect on the Closing Date.

                 (b) The representations and warranties made by the Company and, to the best of the Company's knowledge, by Ohmstede, Inc. contained in the Ohmstede Acquisition Documents (i) were true and correct in all material respects when made, (ii) are true and correct in all material respects on the date hereof, and (iii) will be true and correct in all material respects as of the Closing Date (except, in the case of clauses (ii) and (iii), to the extent such representations and warranties relate solely to an earlier date, in which case they were true and correct to all material respects as of such earlier dates).

                 (c) The Ohmstede Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Ohmstede Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect.

                 (d) The execution and delivery by the Company of the Ohmstede Acquisition Documents, and the consummation by the Company of the Ohmstede Acquisition, will not violate any Requirement of Law, or result in a breach of, or constitute a default under, any material agreement or indenture, or any order or decree, affecting the Company, or, to the best of the Company's knowledge, Ohmstede, Inc.

         6.21 Real Property. Set forth on Schedule 6.21 is a complete and accurate list, as of the date of this Agreement and after giving effect to the Ohmstede Acquisition, of the address and legal description of all Real Property owned by the Company or any Subsidiary.

         6.22 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

         7.1 Financial Statements. The Company shall deliver to the Agent and each Lender, in form and detail satisfactory to the Agent and the Required
Lenders:

                 (a) as soon as available, but not later than 90 days after the end of each fiscal year, (i) a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("Independent Auditor"), which report (x) shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and (ii) consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and consolidating statements of income and cash flows for the Company and its Subsidiaries for such fiscal year, certified by a Responsible Officer;

                 (b) as soon as available, but not later than 45 days after the end of each fiscal quarter (except the last fiscal quarter of each fiscal year), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, together with consolidated and consolidating statements of income and a consolidated statement of cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter, certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments) the financial position and results of operation for the periods covered thereby; and

                 (c) as soon as available, but not later than 30 days after the end of each month, (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income for the period commencing on the first day and ending on the last day of such month, certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries; and (ii) an operating report for such month in form and detail reasonably satisfactory to the Required Lenders.

         7.2 Certificates; Other Information. The Company shall furnish to each Lender:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or Unmatured Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate, each executed by a Responsible Officer;

                 (c) concurrently with the delivery of the financial statements referred to in subsection 7.1(c), a certificate in the form of Exhibit J, with appropriate insertions, executed by a Responsible Officer;

                 (d) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

                 (e) promptly upon the request of the Agent or any Lender, copies of all detailed financial and management reports submitted to the Company by the Independent

Auditor in connection with each annual or interim audit made of the books of the Company and its Subsidiaries;

                 (f) as soon as practicable and in any event within 60 days after the commencement of each fiscal year, (i) the business plan for the Company and its Subsidiaries for such fiscal year prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner satisfactory to the Required Lenders; and (ii) a complete and accurate summary of the property, casualty and liability insurance carried by the Company and it Subsidiaries, including the information described in Section 6.17; and

                 (g) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time request.

         7.3 Notices. The Company shall promptly notify the Agent and each Lender of:

                 (a) the occurrence of any Event of Default or Unmatured Event of Default;

                 (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

                 (c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event, provided that the Company shall notify the Agent and each Lender not less than ten days before the occurrence of any event described in clause (ii) below), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

                          (i)   an ERISA Event;

                          (ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

                          (iii) a material increase in the Unfunded Pension Liability of any Pension Plan;

                          (iv) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

                          (v) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

                 (d) any cancellation of or material change in any insurance maintained by the Company or any Subsidiary;

                 (e) any violation of any Environmental Law relating to any Real Property or the Company's or any Subsidiary's operations which violation might reasonably be expected to have a material adverse effect on such Real Property or on the Company's or any Subsidiary's operations;

                 (f) any potential or known Release, or threat of Release, of any Hazardous Substance at, from or into any Real Property which the Company or any Subsidiary reports in writing, or is required to report in writing, to any Governmental Authority and which is material in amount or nature or which could materially affect the value of any Real Property;

                 (g) the Company's or any Subsidiary's receipt of any notice (other than an Immaterial Notice) of violation of any Environmental Law or of any Release or threatened Release of a Hazardous Substance, including a notice or claim of liability or potential responsibility from any third party (including any official of any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (i) the Company's or any Subsidiary's or any Person's operation of any Real Property, (ii) contamination on, from or into any Real Property or
(iii) investigation or remediation of offsite locations at which the Company, any Subsidiary or any of their respective predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances;

                 (h) the Company's or any Subsidiary's receipt of any notice (other than an Immaterial Notice) of the incurrence by any third party (including any Governmental Authority) of any expense or loss in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Company or any Subsidiary may be liable or for which a Lien may be imposed on any Real Property; or

                 (i) any Environmental Claim which has resulted or could reasonably be expected to result in a Lien on any assets of the Company or any Subsidiary;

                 (j) any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

                 Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that have been breached or violated.

         7.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

                 (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                 (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.3 and sales of assets permitted by Section 8.2;

                 (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

                 (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         7.5 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

         7.6 Insurance. The Company shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                 (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and

                 (b) all lawful claims which, if unpaid, would by law become a Lien upon its property;

unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

         7.8 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

         7.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         7.10 Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists, the Agent or any Lender may do any of the foregoing without advance notice.

         7.11 Environmental Matters. (a) If any material Release or Disposal of Hazardous Substances shall occur or shall have occurred on any Real Property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such Real Property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such Real Property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply in a reasonable and cost-effective manner with any valid Federal or state judicial or administrative order requiring the performance at any Real Property of activities in response to the Release or threatened Release of a Hazardous Substance except for the period of time that the Company or such Subsidiary is diligently and in good faith contesting such order.

                 (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating, to the best of the Company's or such Subsidiary's knowledge after reasonable inquiry, in compliance with Environmental Laws.

         7.12 Use of Proceeds. The Company shall use the proceeds of the Loans to partially finance the Ohmstede Acquisition, for working capital and for other general corporate purposes (including capital expenditures and Permitted Acquisitions) and to refinance certain debt of the Company, in all cases not in contravention of any Requirement of Law or of any Loan Document.

         7.13 Collateral Audits. The Company shall, and shall cause each Subsidiary to, permit the Agent and its agents or designees, from time to time, to inspect and evaluate the collateral pledged to the Agent pursuant to the Security Agreement, and to inspect, audit and make copies of and extracts from all records and all other papers in the possession of the Company or such Subsidiary.

         7.14 Further Assurances. The Company shall, and shall cause each Subsidiary to, take such actions as the Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents are secured by substantially all assets of the Company and guaranteed by all Subsidiaries of the Company (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof) and (b) the obligations of each Subsidiary under any guaranty issued pursuant to clause (a) are secured by substantially all of the assets of such Subsidiary.

         7.15 Interest Rate Protection. If the Company has not completed one or more Equity Offerings (as defined in Section 2.7(d)) after the date hereof resulting in net cash proceeds of at least $20,000,000 by September 30, 1997, then the Company will enter into one or more interest rate swaps, interest rate caps or similar agreements having terms and conditions (including national interest rates and principal amounts), and with counterparties, reasonably acceptable to the Required Lenders covering Loans in an aggregate principal amount not less than the remainder of $20,000,000 minus the net cash proceeds of all Equity Offerings after the date hereof.

         7.16    Real Estate Documentation.        The Company shall provide,
within 90 days of the date hereof, an ALTA Survey, certified to the Agent and the applicable title company, showing all easements, encroachments, improvements, structures and matters of record and containing a complete legal description and flood hazard notation (it being understood that such survey shall not indicate any material encroachments) for each parcel of Real Property listed on Schedule 6.21.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Lenders waive compliance in writing:

         8.1 Limitation on Liens. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                 (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date;

                 (b)      any Lien created under any Loan Document;

                 (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7, provided that no notice of lien has been filed or recorded under the Code;

                 (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

                 (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                 (f) Liens on property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

                 (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $100,000;

                 (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                 (i) purchase money security interests on any property acquired by the Company or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby shall not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by all such purchase money security interests plus the aggregate amount of all Indebtedness arising under capital leases shall not at any time exceed $500,000;

                 (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that the aggregate amount of all Indebtedness arising under such capital leases plus the aggregate amount of all Indebtedness secured by purchase money security interests shall not at any time exceed $500,000; and

                 (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution and (iii) the aggregate amount of all such deposits with all depository institutions which are not Lenders shall not at any time exceed $2,000,000.

         8.2 Disposition of Assets. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

                 (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

                 (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

                 (c) the sale of all of the stock of Air-Cure, Inc. (including its Subsidiary, Air-Cure Service, Inc.) and Pipkorn Environmental Technologies, Inc.

                 (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default or Unmatured Event of Default shall exist or will result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries in any fiscal year shall not exceed $500,000.

         8.3 Consolidations and Mergers. The Company shall not, and shall not permit any Subsidiary to, merge or consolidate with or into any other Person, except that any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation.

         8.4 Loans and Investments. The Company shall not, and shall not permit any Subsidiary to, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or other obligations or securities of, or any interest in, any other Person, or make or commit to make any Acquisition, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person, except for:

                 (a)      investments in cash equivalents issued by any Lender;

                 (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

                 (c) loans and advances to employees in the ordinary course of business (such as travel advances) in an aggregate amount not at any time exceeding $100,000.

                 (d) investments in money market mutual funds sponsored by any Lender;

                 (e) investments by the Company or any Subsidiary in, or loans and advances by the Company or any Subsidiary to, any Person which is a Subsidiary of the Company or such Subsidiary (prior to, in the case of an investment, the making of such investment); provided, however, that any future investments, loans or advances by the Company or any Subsidiary in or to a Foreign Subsidiary (less any return of principal or return of equity received in cash with respect to any such investment) shall not exceed $1,000,000 in an aggregate amount at any time during the term of this Agreement;

                 (f)      loans and advances by any Subsidiary to the Company;

                 (g)      the Ohmstede Acquisition;

                 (h)      Permitted Acquisitions; and

                 (i) other investments (including investments in Joint Ventures) in an aggregate amount not exceeding $250,000 during the term of this Agreement.

         8.5 Limitation on Indebtedness. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (a)      Indebtedness incurred pursuant to this Agreement;

                 (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

                 (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.5;

                 (d) Indebtedness secured by Liens permitted by subsections 8.1(i) and (k); and

                 (e)      Subordinated Debt.

         8.6 Transactions with Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

         8.7 Use of Proceeds. The Company shall not, and shall not permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934.

         8.8 Contingent Obligations. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligation except:

                 (a) endorsements for collection or deposit in the ordinary course of business;

                 (b) Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions;

                 (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.8;

                 (d)      Contingent Obligations arising under the Loan
Documents; and

                 (e) Contingent Obligations in respect of surety or performance bonds to the extent permitted by Section 8.1(f); and

                 (f) Guaranties of the Company's Subsidiaries under the Subordinated Debt described in clause (a) of the definition of Subordinated Debt.

         8.9 Sale-Leaseback Arrangements. The Company shall not, and shall not permit any Subsidiary to, enter into any sale-leaseback arrangements.

         8.10 Lease Obligations. The Company shall not, and shall not permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease except for:

                 (a) leases of the Company and its Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

                 (b) operating leases entered into by the Company or any Subsidiary in the ordinary course of business, provided that the aggregate rental payments under all such operating leases shall not exceed in any fiscal year $1,250,000; and

                 (c)      capital leases to the extent permitted by Section
8.1(k).

         8.11 Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio to be less than the following ratios during the following periods:

                 Periods                   Interest Coverage Ratio
                 -------                   -----------------------
         1/1/97 through 12/31/97                   2.00:1.0
         1/1/98 through 12/31/98                   2.50:1.0
         1/1/99 and thereafter                     3.00:1.0

         8.12 Maximum Indebtedness to Capitalization Ratio. The Company shall not at any time permit the ratio of (a) Total Indebtedness to (b) the sum of Total Indebtedness plus Net Worth to exceed the following ratios during the following periods:


                                                          Total Indebtedness
           Period                                      to Capitalization Ratio
           ------                                      -----------------------
  Closing Date through 12/31/96                                0.80:1.0

  1/1/97 through 12/31/97                                      0.75:1.0

  1/1/98 through 12/31/98                                      0.65:1.0

  1/1/99 through 12/31/99                                      0.60:1.0

  1/1/00 through 12/31/00                                      0.50:1.0

  1/1/01 and thereafter                                        0.45:1.0

         8.13 Minimum Net Worth. The Company will not at any time permit Net Worth to be less than the sum of (a) $20,000,000 plus (b) 75% of quarterly Consolidated Net Income for the period beginning with July 1, 1996 (provided that if Consolidated Net Income is less than zero for any fiscal quarter, for purposes of this Section 8.13 Consolidated Net Income for such fiscal quarter will be deemed to be zero) plus (c) 100% of the net proceeds of any equity contributed to or issued by the Company or any of its Subsidiaries (on a consolidated basis) after the Closing Date.

         8.14 Underbillings Ratio. The Company shall not permit the Underbillings Ratio to exceed 0.30 to 1 for any fiscal quarter.

         8.15 Minimum Consolidated Net Income. The Company shall not permit Consolidated Net Income to be less than zero for any fiscal quarter.

         8.16 Current Ratio. The Company shall not permit the Current Ratio to be less than 1.35 to 1.

         8.17  Maximum Total Indebtedness to EBITDA.   The Company shall not
permit the ratio of Total Indebtedness to EBITDA as of the last day of any period of four consecutive fiscal quarters to be greater than the following ratios as of the following dates:


         Quarter Ending                       Total Indebtedness to EBITDA Ratio
         --------------                       ----------------------------------
  Closing Date through 6/30/97                            4.50:1.0

  7/1/97 through 12/31/97                                 4.25:1.0



  1/1/98 through 12/31/98                                 3.75:1.0

  1/1/99 through 12/31/99                                 3.50:1.0

  1/1/00 and thereafter                                   3.25:1.0

         8.18 Restricted Payments. The Company shall not, and shall not permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or prepay, purchase, redeem or defease any Subordinated Debt (all of the foregoing being collectively called "Restricted Payments"), except that (i) any Subsidiary may declare and pay dividends to the Company and (ii) the Company may:

                 (a) declare and make stock splits and dividend payments or other distributions payable solely in its common stock; and

                 (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock.

         8.19 ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $100,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         8.20 Change in Business. The Company shall not, and shall not permit any Subsidiary to, engage in any line of business other than the businesses engaged in by the Company and its Subsidiaries as of the date hereof and businesses reasonably related thereto (but excluding the transportation, storage or other handling of Hazardous Substances except where permitted in connection with and incidental to the normal transportation, storage and other handling of non-hazardous waste).

         8.21 Accounting Changes. The Company shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

         8.22 Foreign Subsidiaries. The Company shall not at any time permit the total assets of all Foreign Subsidiaries to exceed 10% of the total assets of the Company and its Subsidiaries on a consolidated basis.

         8.23 Negative Pledges. The Company shall not, and shall not permit any Subsidiary to, enter into any agreement which would restrict the Company or such Subsidiary from granting to the Agent, on behalf of the Lenders, a Lien on any asset of the Company or such Subsidiary.

         8.24 Capital Expenditures. The Company shall not permit the aggregate amount of any capital expenditures made by the Company and its Subsidiaries in any fiscal year to exceed $2,500,000 in the fiscal year ending December 31, 1997 or $2,000,000 in any fiscal year thereafter.



                                   ARTICLE IX

                               EVENTS OF DEFAULT

         9.1 Event of Default. Any of the following shall constitute an "Event of Default":

                 (a) Non-Payment. The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or other amount payable hereunder or under any other Loan Document.

                 (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

                 (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of subsection 7.3(a) or Sections 8.1 through 8.5, 8.7, 8.8, 8.18, 8.19, 8.22 or 8.23.

                 (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or
(ii) the date upon which written notice thereof is given to the Company by the Agent or any Lender.

                 (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any Indebtedness or Contingent Obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable, or cash collateral in respect thereof to be demanded.

                 (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

                 (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

                 (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $100,000; or (iv) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000.

                 (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any

Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $100,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

                 (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                 (k) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect; or any Guarantor, or any other Person by, through or on behalf of any Guarantor, contests in any manner the validity or enforceability of the Guaranty or denies that such Guarantor has any further liability or obligation thereunder.

                 (l) Security Agreement, etc. The Security Agreement shall cease to be in full force and effect; or the Company, or any Person by, through or on behalf of the Company, shall contest the validity or enforceability of the Security Agreement.

                 (m) Pledge Agreements. Any Pledge Agreement shall cease to be in full force and effect; or the Company or the applicable Subsidiary, or any Person by, through or on behalf of the Company or the applicable Subsidiary, shall contest the validity or enforceability of any Pledge Agreement.

                 (n) Material Environmental Events. There shall occur or exist one or more circumstances or events of a type or types referred to in
Section 6.12 or 7.11 that, singly or in the aggregate, has resulted or could reasonably be expected to result in expenditures by the Company and its Subsidiaries (on account of fines, investigations, removal or remediation) in excess of $1,000,000 in any fiscal year or $2,000,000 during the period from the Closing Date to the scheduled Revolving Termination Date or that otherwise has resulted or could reasonably be expected to result in a Material Adverse Effect.

                 (o)      Change of Control.  Any Change of Control occurs.

         9.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Lenders do any or all of the following:

                 (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to Issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;

                 (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letter of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                 (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default specified in subsection 9.1(f) or (g), the obligation of each Lender to make Loans and the obligation of the Issuing Lender to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Lender or any other Lender.

         9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE X

                                   THE AGENT

         10.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants,





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
functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                 (b) The Issuing Lender shall act on behalf of the Lenders with respect to the Letters of Credit and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

         10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         10.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         10.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this





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
Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                 (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

         10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

         10.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement





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and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

         10.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         10.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their respective Loans (if any), BofA and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though BofA were not the Agent.

         10.9 Successor Agent. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders.
If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its





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appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Agent at the request of the Required Lenders unless BAI or any Affiliate thereof acting as the Issuing Lender hereunder shall also simultaneously be replaced as Issuing Lender pursuant to documentation in form and substance reasonably satisfactory to BofA and (and, if applicable, such Affiliate).

         10.10 Withholding Tax. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Section 1441 or 1442 of the Code, such Lender shall deliver to the Agent and the Company:

                          (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                          (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                 (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company





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
to such Lender, such Lender agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Agent and the Company will treat such Lender's IRS Form 1001 as no longer valid.

                 (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent and the Company sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent or the Company may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent and the Company, then the Agent or the Company may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent or the Company did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent and the Company fully for all amounts paid, directly or indirectly, by the Agent or the Company as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent or the Company under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

         10.11   Collateral Matters.

                 (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the collateral granted pursuant to the Loan Documents.

                 (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Agent upon any collateral (i) upon termination of the Commitments and payment in full of all Loans and all other obligations known to the Agent and payable under this Agreement and the other Loan





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
Documents; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time such security interest or Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by all the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of collateral pursuant to this subsection 10.11(b).

         10.12 Co-Agent. The Co-Agent shall have no duties or responsibilities hereunder in such capacity.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Agent, do any of the following:

                 (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2);

                 (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                 (c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) below) reduce any fees or other amounts payable hereunder or under any other Loan Document;

                 (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;





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
                 (e) release all or substantially all of the collateral granted under the Loan Documents; or

                 (f) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any L/C-Related Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and
(iii) the fees payable to the Agent pursuant to subsection 2.10(a) may be changed pursuant to a writing executed by the Company and the Agent.

         11.2 Notices. (a) All notices, requests and other communications hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

                 (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail; except that notices to the Agent pursuant to Article II, III or X shall not be effective until actually received by the Agent, and notices pursuant to
Article III to the Issuing Lender shall not be effective until actually received by the Issuing Lender at the address specified for the "Issuing Lender" on Schedule 11.2.

                 (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure of the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

         11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         11.4  Costs and Expenses.  The Company shall:

                 (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BAI, the Agent and the Arranger within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by BAI, the Agent or the Arranger, as applicable, in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by BAI, the Agent and the Arranger with respect thereto; and

                 (b) pay or reimburse the Agent and each Lender within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any right or remedy under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         11.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any





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
Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         11.6 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

         11.8 Assignments, Participations, etc. (a) Any Lender may, with the written consent of the Agent and the Issuing Lender, at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitment, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (or, if less, all of such Lender's remaining rights and obligations hereunder); provided, however, that the Company, the Agent and the Issuing Lender may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and the Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit H ("Assignment and Acceptance") together with any Note subject to such assignment and (iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $3,500.

                 (b) From and after the date that the Agent notifies the assignor Lender that it has provided its consent, and received the consent of the Issuing Lender, with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and
(ii) the assignor





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
Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                 (c) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loan, the Commitment of such Lender and the other interests of such Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged,
(ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Lender and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and 11.5 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, the Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

                 (d) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         11.9 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or any Subsidiary's behalf, under this Agreement or any other Loan Document, and neither such Lender nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary known to such

Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process;
(C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (I) to its Affiliates.

         11.10 Set-off. In addition to any right or remedy of the Lenders provided by law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

         11.11 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or the Issuing Lender under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit (or to cause BAI to debit) any deposit account of the Company with BofA (or BAI) in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         11.12 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

         11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

         11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors, assigns and participants, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

         11.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         11.17 Waiver of Jury Trial. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON,

PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         11.18 Consent to Release of Subsidiaries. The Lenders authorize the Agent to release Air-Cure, Inc. (and its Subsidiary Air-Cure Service, Inc.) and Pipkorn Environmental Technologies, Inc. from their respective obligations under the Guaranty, the Security Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreement upon the consummation of the sale of these Subsidiaries.

         11.19 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                             AIR-CURE TECHNOLOGIES, INC.



                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------


                                             BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION, as Agent



                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------


                                             BANK OF AMERICA ILLINOIS, as
                                             Issuing Lender



                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------


                                             BANK OF AMERICA ILLINOIS, as a
                                             Lender


                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------


                                             THE FIRST NATIONAL BANK OF BOSTON,
                                             individually and as Co-Agent



                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------

                                 SCHEDULE 1.1A




                                  COMMITMENTS
                              AND PRO RATA SHARES



                                         Term Loan                Revolving                 Pro Rata
         Lender                          Commitment               Commitment                Share
         ------                          ----------               ----------                --------
Bank of America Illinois                 $26,369,863              $28,630,137               75.3424657%

The First National Bank
  of Boston                              $ 8,630,137              $ 9,369,863               24.6575343%

        TOTAL                            $35,000,000              $38,000,000               100%

                                 SCHEDULE 1.1B


                                PRICING SCHEDULE

        The Applicable Margin, with respect to Base Rate Loans and Offshore Rate Loans, the rate per annum applicable for commitment fees, the Financial L/C Fee Rate per annum applicable for Financial Letters of Credit and the Non-Financial L/C Fee Rate per annum applicable for Non-Financial Letters of Credit, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1B.

                           Level I         Level II       Level III        Level IV         Level V
 Rate for                        0.375%         0.50%            0.50%            0.50%            0.50%
 Commitment Fee

 Offshore Margin                 2.00%          2.25%            2.50%            2.75%            3.00%
 for a Revolving Loan
 or Term Loan

 Base Rate Margin for a          0.25%          0.50%            0.75%            1.00%            1.25%
 Revolving Loan or Term
 Loan

 Financial L/C Fee Rate          2.00%          2.25%            2.50%            2.75%            3.00%

 Non-Financial L/C Fee           1.00%          1.125%           1.25%            1.375%           1.50%
 Rate

        Level I applies when the Total Indebtedness to EBITDA Ratio is less than 2.5 to 1.

        Level II applies when the Total Indebtedness Debt to EBITDA Ratio is equal to or greater than 2.5 to 1 but less than 3.0 to 1.

        Level III applies when the Total Indebtedness to EBITDA Ratio is equal to or greater than 3.0 to 1 but less than 3.5 to 1.

        Level IV applies when the Total Indebtedness to EBITDA Ratio is equal to or greater than 3.5 to 1 but less than 4.0 to 1.

        Level V applies when the Total Indebtedness to EBITDA Ratio is equal to or greater than 4.0 to 1.

        The Applicable Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter based on the Total Indebtedness to EBITDA Ratio as of the last day of such fiscal quarter; provided that if the Company fails to deliver the financial statements required by Section 7.1 and the related certificate required by Section 7.2 by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, Level V shall apply until such financial statements are delivered.

                                 SCHEDULE 6.16


                  SUBSIDIARIES OF AIR-CURE TECHNOLOGIES, INC.



Part A

Air-Cure Dynamics, Inc.

Amerex Industries, Inc.

Interel Environmental Technologies, Inc.

Air-Cure Environmental GmbH*

Air-Cure (Singapore) Ltd.*

Air-Cure (Canada) Technologies, Ltd.*

Allied Industries, Inc.

Air-Cure, Inc.

Pipkorn Environmental Technologies, Inc.

Air-Cure Service, Inc. (Subsidiary of Air-Cure, Inc.)


* Denotes a Foreign Subsidiary.




Part B

        Joint Venture in Malaysia with Polymer Composite Asia Sdn. Bhd., a subsidiary of The Hexagon Group.

                                 SCHEDULE 6.17

                               INSURANCE MATTERS


                            See attached materials.

                                 SCHEDULE 6.21

                                 REAL PROPERTY

                                  SCHEDULE 8.1

                                PERMITTED LIENS


                                      NONE

                                  SCHEDULE 8.5

                             PERMITTED INDEBTEDNESS

                                  SCHEDULE 8.8

                             CONTINGENT OBLIGATIONS

                                 SCHEDULE 11.2


                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                             ADDRESSES FOR NOTICES


AIR-CURE TECHNOLOGIES, INC.

Air-Cure Technologies, Inc.
2727 Allen Parkway
Suite 760
Houston, Texas 77019
Attention:     Larry McAfee
Telephone:     (713) 285-2700
Facsimile:     (713) 522-1759



BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent

Bank of America National Trust and Savings Association
Agency Management Services Illinois
231 South LaSalle Street
Mail Stop 0830
Chicago, Illinois  60697
Attention:       David L. Graham
Telephone:       (312) 828-7299
Facsimile:       (312) 974-9103



THE FIRST NATIONAL BANK OF BOSTON,
  as Co-Agent

The First National Bank of Boston
100 Federal Street
Mail Stop 01-08-06
Boston, Massachusetts 02110

Attention:       Charles Woodard
Telephone:       (617) 434-5835
Facsimile:       (617) 434-2160

BANK OF AMERICA ILLINOIS,
  as Issuing Lender


Address for Notices:

Bank of America Illinois
231 South LaSalle Street
Chicago, Illinois  60697
Attention:       Robert Rospierski/Service Industries
Telephone:       (312) 828-8363
Facsimile:       (312) 828-1974





BANK OF AMERICA ILLINOIS,
  as a Lender

Domestic and Offshore Lending Office:
231 South LaSalle Street
Chicago, Illinois  60697

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

Bank of America Illinois
231 South LaSalle Street
Chicago, Illinois  60697
Attention:       Robert Rospierski/Service Industries
Telephone:       (312) 828-8363
Facsimile:       (312) 828-1974

THE FIRST NATIONAL BANK OF BOSTON,
  as a Lender

Domestic and Offshore Lending Office:
100 Federal Street
Boston, Massachusetts  02110

Notices (other than Borrowing notices and Notices of Conversion/Continuation):

The First National Bank of Boston
100 Federal Street
Mail Stop 01-08-06
Boston, Massachusetts 02110

Attention:       Charles Woodard/Environmental Services Group
Telephone:       (617) 434-5834
Facsimile:       (617) 434-2160